Exhibit 10.2

NOTE

$5,833,333.33 New York, NY

August 2, 2024

FOR VALUE RECEIVED, SUBROGATION HOLDINGS, LLC, a Delaware limited liability company (the "Borrower"), promises to pay HAZEL PARTNERS HOLDINGS LLC, a Delaware limited liability company (together with its permitted successors and assigns, the "Payee"), when due, whether at stated maturity, by acceleration or otherwise, the outstanding principal amount of the Loans set forth above made by the Payee to the Borrower under the Credit Agreement plus the amount of any interest that is paid-in-kind and capitalized pursuant to the Credit Agreement plus all other amounts due or owing under the Credit Agreement and required thereunder.

The Borrower also promises to pay (i) interest on the unpaid principal amount hereof, from the date hereof until paid in full, at the rates and at the times which shall be determined in accordance with the provisions of that certain Second Amended and Restated Credit Agreement, dated as of November 10, 2023, as amended by that certain Amendment No. 1 to Second Amended and Restated Credit Agreement dated as of December 15, 2023 and as further amended by that certain Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of December 22, 2023 and as further amended by that certain letter agreement dated on or about the date hereof (as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the "Credit Agreement"), among the Borrower, MSP RECOVERY, LLC, a Florida limited liability company (the “Owner Pledgor”), JRFQ Holdings, LLC, a Delaware limited liability company (“Mortgagor Parent”), 4601 Coral Gables Property, LLC, a Florida limited liability company (“Mortgagor”), Claims RR, LLC, a Florida limited liability company, MSP Recovery Claims, Series LLC – Series 15-09-321, a registered series of MSP Recovery Claims, Series LLC, a Delaware limited liability company (“Assignee”) and the Payee, as Lender (in such capacity, the "Lender") and as Administrative Agent (in such capacity, the "Administrative Agent"), and (ii) any other amounts that may become due under this Note in accordance with the Credit Agreement. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Credit Agreement.

This Note is issued pursuant to and entitled to the benefits of the Credit Agreement, to which reference is hereby made for a more complete statement of the terms and conditions under which the Loan evidenced hereby is to be made and repaid.

All payments of principal, interest and fees in respect of this Note shall be made in lawful money of the United States of America in same day funds at the location designated in writing by the Payee. Unless and until an agreement effecting the assignment or transfer of the obligations evidenced hereby shall have been duly executed and delivered and recorded in the Register, the Borrower, each other Credit Party, the Administrative Agent and the Lender shall be entitled to deem and treat the Payee as the owner and holder of this Note and the obligations evidenced hereby.

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This Note is subject to mandatory prepayment and to prepayment at the option of the Borrower, each as provided in the Credit Agreement.

THIS NOTE AND THE RIGHTS AND OBLIGATIONS OF THE BORROWER AND THE PAYEE HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES THEREOF.

Upon the occurrence of an Event of Default (as defined in the Credit Agreement), the unpaid principal amount of the Loans and accrued interest thereon, together with all other Obligations, shall, subject to the terms and conditions of the Credit Agreement, automatically become, or may be declared to be, due and payable in the manner, upon the conditions and with the effect provided in the Credit Agreement.

The terms of this Note are subject to amendment only in the manner provided in the Credit Agreement. This Note is not negotiable or shall not be subject to endorsement, and the assignment or transfer of this Note shall be subject to the terms of the Credit Agreement.

No reference herein to the Credit Agreement and no provision of this Note or the Credit Agreement shall alter or impair the obligations of the Borrower, which are absolute and unconditional, to pay all principal, interest and fees on this Note at the place, at the respective times, and in the currency herein prescribed and in the Credit Agreement.

The Borrower hereby consents to renewals and extensions of time at or after the maturity hereof, without notice (other than as required by the Credit Agreement), and hereby waives diligence, presentment, protest, and demand notice of every kind (other than as required by the Credit Agreement) and, to the full extent permitted by law, the right to plead any statute of limitations as a defense to any demand hereunder.

[Remainder of Page Intentionally Left Blank]

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#506070838v1<ACTIVE> - Attestor-MSP - Section 2.1(c)(ii) $5,833,333.33 Note dated August 2, 2024

IN WITNESS WHEREOF, the Borrower has caused this Note to be duly executed and delivered by its officer thereunto duly authorized as of the date and at the place first written above.

Borrower SUBROGATION HOLDINGS, LLC, a Delaware limited liability company

By:
Name: John H. Ruiz
Title: Authorized Representative

[Signature Page to Note]

#506070838v1<ACTIVE> - Attestor-MSP - Section 2.1(c)(ii) $5,833,333.33 Note dated August 2, 2024